Exhibit 10.6

Execution Version

October [●], 2021

Tom Wyatt

c/o KinderCare Learning Companies, Inc.

650 NE Holladay Street #1400

Portland, Oregon 97232

RE: Continued KinderCare Employment

Dear Tom:

We are pleased to confirm the terms of your continued employment with KinderCare Learning Companies, Inc. (the “Company”), in connection with the Company’s anticipated initial public offering (the “IPO”), as set forth in this letter agreement (the “Employment Letter”). This Employment Letter shall be effective upon (and subject to) the consummation of the IPO.

•	Title and Reporting: Chairman and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”).

•	Work Location: the Company’s headquarters in Portland, Oregon (subject to any “work-from-home” or other remote working policies as the Company may have in effect from time to time).

•	Base Salary: $975,000 per year, to be paid on the Company’s normal payroll schedule (but no less frequently than monthly).

•	Target Annual Bonus: 110% of your base salary, with any annual bonus to be earned and paid under the terms of the Company’s annual cash incentive program as in effect from time to time.

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Long-Term Incentive Plan: You will be eligible to receive an annual long-term incentive grant (an “Annual LTI Award”) with an expected target grant date fair value equal to $4,250,000 at the same time as annual equity grants are made to other senior executives of the Company, which target grant date fair value may be adjusted by the Board (or a committee thereof) in good faith to reflect fluctuations in company or individual performance and/or in line with the Company’s compensation benchmarking practice and/or in line with other factors as considered relevant by the Compensation Committee of the Board. The terms of any such annual grant (including vesting, award type and timing) will be as established by the Board (or a committee thereof), and will be subject to the Company’s 2021 Incentive Award Plan (as amended, or any successor thereto, the “2021 Plan”) and award agreement(s) issued thereunder. Your initial Annual LTI Award will be granted in the Company’s 2022 fiscal year, will be in the form of equity with a target grant date fair value equal to $4,250,000, and will be subject to solely time-based vesting over a 4-year period following the date of grant, with one-quarter of the award vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments over the 3-year period following the initial vesting date, subject to your continued service with the Company through the applicable vesting dates.

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IPO Launch Grant: Subject to approval by the Board (or a committee thereof), you will receive an initial equity grant with a grant date fair value of $5,312,500, to be granted on or within 6 weeks following the IPO (the “Launch Grant”). 100% of the Launch Grant will be in the form of stock options (with an exercise price per share equal to the fair market value of the Company’s stock on the grant date), and will be subject to solely time-based vesting in equal annual installments over the 3-year period following the date of grant, subject to your continued service with the Company through the applicable vesting dates, and will be issued under (and subject to) the 2021 Plan and award agreements thereunder.

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Employee Benefits: Eligible to participate in the Company’s health, welfare, retirement, fringe benefit, and perquisite programs made available by the Company to similarly situated employees from time to time.

•	Paid Time Off: To be accrued and used in accordance with the Company’s paid time off policy in effect from time to time.

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Expenses: You will be reimbursed for reasonable and documented expenses incurred in connection with your duties in accordance with Company policy. In addition, the Company will pay (or reimburse you) for all reasonable legal fees incurred in connection with the negotiation of this Employment Letter and the arrangements described herein promptly (but in any event within 30 days) following delivery to the Company of an invoice reflecting such fees.

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Severance: You shall be a “Participant” in the KinderCare Learning Companies, Inc. Senior Executive Severance Plan (the “Severance Plan”) in accordance with its terms. However, notwithstanding anything to the contrary in the Severance Plan, until the Sunset Date (as defined below), the Severance Plan shall not be amended, modified, abrogated, or terminated in any manner that would be adverse to your rights under the Severance Plan (and any such purported amendment, modification, abrogation, or termination in violation of the foregoing shall be without effect) without your prior written consent.

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Succession and Transition: In the event that the Board appoints a successor to you as Chief Executive Officer of the Company, and you and the Board mutually agree that you will transition into a role as Chairman of the Company (a “Qualifying Transition”), you and the Company shall mutually agree on (x) your duties and responsibilities as Chairman and (y) compensation for your service as Chairman following such a Qualifying Transition; provided, that following such a Qualifying Transition, you shall continue to be eligible for an annual long-term incentive award for each year during your tenure as Chairman. If you notify the Board of your desire to effectuate a Qualifying Transition on or prior to December 31, 2023, you shall propose candidates to serve as your successor as you deem appropriate, and the Board shall take (or have taken) all commercially reasonable efforts to accommodate your request to step down from the role of Chief Executive Officer in a Qualifying Transition within a reasonable period of time following notice thereof, and shall consider (or have considered) any reasonable candidate(s) for the role of Chief Executive Officer in good faith (it being understood that the decision to, and whom to appoint as, a new Chief Executive Officer shall continue to be made by the Board in its sole discretion).

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At-Will Nature of Employment: Although we hope that your continued employment will be mutually rewarding for you and the Company, your employment with the Company is “at-will,” meaning that you or the Company may terminate your employment at any time and for any reason or no reason (subject to your rights under the Severance Plan, as modified by this Employment Letter).

The terms of this Employment Letter shall remain in effect following the IPO until December 31, 2024 (the “Sunset Date”); provided, that if your employment with the Company ends for any reason prior to the Sunset Date, this Employment Letter shall cease to be in effect upon such termination, except that your rights under the Severance Plan shall continue to be governed by their terms as modified herein, as applicable.

All payments and benefits hereunder shall be subject to applicable withholdings and deductions, and the Company shall be entitled to make such withholdings and deductions in accordance with applicable law.

This Employment Letter (together with the 2021 Plan, any award agreements issued thereunder and the Severance Plan) constitutes our entire understanding and agreement regarding your continued employment with the Company, and supersedes all prior negotiations, communications, understandings, and agreements relating to the subject matter contained herein. Any amendment or modification of this Employment Letter shall be set forth in a signed writing executed by both you and the Company. This Employment Letter shall be interpreted and construed in accordance with the laws of the State of Oregon, without regard to any conflicts of laws principles.

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We are excited about the next phase of the Company and look forward to our continuing relationship. Please acknowledge your acceptance of the terms of this Letter Agreement by signing where indicated below.

[signature page follows]

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